Exhibit 99.1

Immunovant Receives $200 Million Strategic Investment from Roivant Sciences
–Proceeds will fund continued development of IMVT-1401 in multiple indications

NEW YORK, August 02, 2021 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for people with autoimmune diseases, today announced that it has received a $200 million strategic investment from Roivant Sciences. Immunovant intends to use the proceeds from this investment to advance the development of IMVT-1401 in multiple indications.
Roivant has purchased 17,021,276 shares of Immunovant’s common stock at a price of $11.75 per share, which purchase has been approved by a special committee of Immunovant directors not affiliated with Roivant. This represents approximately a 15% premium to Immunovant’s 20 trading day volume weighted average price. After giving effect to the investment, Immunovant has a pro forma cash balance of approximately $600 million and Roivant has increased its ownership stake in Immunovant from 57.5% to 63.8%, based on Immunovant’s cash balance and share count as of March 31, 2021.
“We are excited to announce this significant investment by Roivant, which will expedite our development of IMVT-1401 for a wide range of autoimmune disorders,” said Dr. Pete Salzmann, Chief Executive Officer of Immunovant. “Over the next 12 months, we plan to initiate a pivotal trial for myasthenia gravis, resume our trials in WAIHA and TED and initiate at least two additional clinical studies, including another pivotal trial in 2022.”
“Roivant and Immunovant explored a range of possible transactions over the past few months, including a potential acquisition by Roivant of the minority interest in Immunovant, and ultimately agreed on this significant investment in order to support a robust development plan for IMVT-1401 and increase our stake in the company,” said Matt Gline, Chief Executive Officer of Roivant Sciences. “We are incredibly excited about the prospects for IMVT-1401, and we are eager to support Immunovant through this investment. We look forward to continuing to work closely with Dr. Salzmann and the Immunovant management team to help develop IMVT-1401 to maximize benefit for patients with high levels of unmet medical need.”
About Immunovant
Immunovant is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies. For more information, visit www.immunovant.com.
About Roivant Sciences
Roivant's mission is to improve the delivery of healthcare to patients by treating every inefficiency as an opportunity. Roivant develops transformative medicines faster by building technologies and developing talent in creative ways, leveraging the Roivant platform to launch ‘Vants’ – nimble and focused biopharmaceutical and health technology companies. For more information, visit www.roivant.com.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, Immunovant’s ability to expedite its development of IMVT-1401 for a wide range of autoimmune disorders; Immunovant’s plan to over the next 12 months to initiate a pivotal trial for myasthenia gravis, resume its trials in WAIHA and TED and initiate at least two additional clinical studies, including another pivotal trial in 2022; the parties’ ability to develop IMVT-1401 to maximize benefit for patients with high levels of unmet medical need; as well as Immunovant’s current expectations, plans, strategies, including plans to use the proceeds of the investment. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on Immunovant’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Roivant will not be realized; the outcome of any legal proceedings that may be instituted against Immunovant or its directors; the anticipated use of proceeds of the strategic investment; economic and financial market conditions generally; various risks to the price and volatility of our common stock; the amount of the costs, fees, expenses and charges related to the strategic investment, the risk that initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection and general development progress; any product candidates that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the risk that Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of its sole product candidate, IMVT-1401; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; new or changing tax laws or regulations; high costs of regulatory compliance; and the competitive impact of legislation and regulatory changes in the biopharmaceutical industry. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission (the “SEC”), including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Immunovant and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, Immunovant disclaims any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Source: Immunovant

Contact:
Tom Dorney
Investor Relations
Immunovant, Inc.
info@immunovant.com